UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):      February 21, 2007

SCHNITZER STEEL INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

OREGON (State or other jurisdiction of incorporation)	0-22496 (Commission File Number)	93-0341923 (I.R.S. Employer Identification No.)

3200 N.W. Yeon Ave. P.O. Box 10047 Portland, OR (Address of principal executive offices)	97296-0047 (Zip Code)

Registrant’s telephone number, including area code:      (503) 224-9900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

❑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
❑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
❑	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
❑	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On February 21, 2007, Schnitzer Steel Industries, Inc. (the “Company”) appointed Vicki Piersall, who served as Vice President, Corporate Controller and principal accounting officer from September 26, 2005 until February 21, 2007, as Vice President of Strategic Planning and Chief Administrative Officer for the Metals Recycling Business. In this new position, Ms. Piersall will focus on providing strategic direction for the Metals Recycling Business. She will also be responsible for the Finance, Information Technology and Human Resource functional groups for the Metals Recycling Business.

On February 21, 2007, Jeff P. Poeschl was appointed as Vice President and Corporate Controller, replacing Ms. Piersall. Mr. Poeschl earned a Bachelor of Business Administration from the University of Wisconsin and is a Certified Public Accountant. He was Vice President - Finance with Mesa Air Group in Phoenix, Arizona, from 2000 to 2007.

Gregory J. Witherspoon, the Company’s current Chief Financial Officer, will serve as the Company’s acting principal accounting officer. Mr. Witherspoon, 60, joined the Company in August 2005 as Interim Chief Financial Officer and was appointed as Chief Financial Officer in January 2006. Mr. Witherspoon was a managing director with the financial consulting firm, Plan Bravo Partners, LLC from 1998 through 2006. Mr. Witherspoon’s consulting engagements have included a two-year assignment as President of a chain of hotels and restaurants, and a six-month assignment as Interim President and Chief Financial Officer of an automobile lender. From 1998 to 2003, Mr. Witherspoon served as a member of the Board of Directors and Chairman of the Audit Committee of the Board of Directors of Approved Financial Corp., a Virginia-chartered financial institution. Prior to this time, he was a CPA with two of the major public accounting firms. The existing agreement between Mr. Witherspoon and the Company regarding his employment, including compensation and term, was not amended.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SCHNITZER STEEL INDUSTRIES, INC.
(Registrant)

Dated: February 22, 2007	By:	/s/ RICHARD C. JOSEPHSON
Name: Richard C. Josephson
Title: Vice President, General Counsel and Secretary

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